Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated February 26, 2008 (December 19, 2008 as to the effects of the restatement discussed in Notes 1 and 17) relating to the consolidated financial statements of Community Health Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the to the adoption of a new accounting principle in 2006), appearing in the Annual Report on Form 10-K/A (Amendment No. 2) of Community Health Systems, Inc. for the year ended December 31, 2007, and (2) our reports dated February 26, 2008 relating to the financial statement schedule and the effectiveness of Community Health Systems, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
December 19, 2008